As filed with the Securities and Exchange Commission on May 26, 1994

                                                Registration No. 33-
          ______________________________________________________________________



                            SECURITIES AND EXCHANGE COMMISSION
                                  Washington, D.C.  20549

                                         FORM S-8

                  REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  HONDO OIL & GAS COMPANY
                  (Exact name of registrant as specified in its charter)

                         Delaware                 95-1998768
               (State or other jurisdiction     (I.R.S. Employer
                   of incorporation or          Identification No.)
                        organization)

                 410 East College Boulevard, Roswell, New Mexico     88201
               (Address of principal executive offices)           (Zip Code)

                     HONDO OIL & GAS COMPANY 1993 STOCK INCENTIVE PLAN
                                 (Full title of the Plan)


                                    Charles B. McDaniel
                                  Hondo Oil & Gas Company
                                410 East College Boulevard
                                Roswell, New Mexico  88201
                          (Name and address of agent for service)

                                       (505) 625-8700
               (Telephone number, including area code, of agent for service)

                              CALCULATION OF REGISTRATION FEE

                                        Proposed      Proposed
          Title of                      Maximum       Maximum
          Securities       Amount       Offering      Aggregate     Amount of
          to be            to be        Price         Offering      Registration
          Registered       Registered   Per Share     Price         Fee
          ______________________________________________________________________
          Common Stock,
          $1.00 par value  350,000 (1)  $11.31 (2)    $3,958,500    $1,365

          (1) This Registration Statement covers, in addition to the number of shares of Common Stock stated above, options or rights to purchase or acquire the shares of Common Stock that may be granted under the Plan, and, pursuant to Rule 416, an additional indeterminate number of shares which by reason of certain events specified in the Plan may become subject to the Plan.

          (2) Pursuant to Rule 457(h), the maximum offering price was calculated based upon the average of the high and low sales prices of the Common Stock as reported on the American Stock Exchange as of May 24, 1994.







                                          PART I

                   INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

                 The documents containing the information specified in this Part I (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission (the"Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                          PART II

                    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

          ITEM 3    Incorporation of Documents by Reference

                    The following documents filed with the Commission by Registrant are incorporated by reference herein:

              (a) Annual Report on Form 10-K for the fiscal year ended September 30, 1993.

              (b) Quarterly Reports on Form 10-Q for the quarters ended December 31, 1993 and March 31, 1994 and Current Report on Form 8-K dated October 12, 1993.

              (c) The Company's Form 8A dated September 3, 1985, with respect to the Company's Common Stock and any amendment or report filed for the purpose of updating such description.

                 All documents filed by Registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of the Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the respective dates of filing. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

          ITEM 4      Description of Securities

                 The Common Stock of Registrant is registered under Section 12 of the Exchange Act, and, therefore, the description of securities is omitted.

          ITEM 5      Interests of Named Experts and Counsel

                      Certain matters with respect to the validity of the Common Stock offered hereby have been passed upon for Registrant by C.B. McDaniel. Mr. McDaniel is an officer and a director of Registrant, and has been granted options under the 1993 Stock Incentive Plan.

          ITEM 6      Indemnification of Directors and Officers

              Section 145 of the General Corporation Law of Delaware empowers Registrant to indemnify, subject to the standards and exceptions set forth therein, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person is or was a director, officer, employee or agent of Registrant, or is or was serving as such with respect to another corporation at the request of Registrant. Article XII of Registrant's Bylaws provides that Registrant shall (and may with respect to agents and employees of Registrant) indemnify and hold harmless to the fullest extent permitted by the laws of Delaware any and all persons who serve or who have served at any time as directors or officers of Registrant, or who at the request of Registrant serve or at any time have served as directors, officers, employees or agents of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, and their respective heirs, executors and administrators against all costs, expenses, liabilities and losses (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such persons in connection therewith whether the basis of such proceeding is alleged action or inaction in an official capacity or in any other capacity seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of Registrant. The Registrant has purchased an insurance policy or policies insuring directors and officers of the Registrant and its subsidiaries against certain of the liabilities described in this Item.

              Article Fifteenth of Registrant's Certificate of Incorporation limits the liability of Registrant's directors to the full extent permitted under Delaware law. Directors are not liable for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of a dividend or unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit.

              Lonrho Plc, an indirect beneficial owner of the Registrant, has indemnified the directors of the Registrant against certain environmental liabilities that are excluded from the liability insurance policy or policies insuring the Registrant's directors and officers.

          ITEM 7      Exemption from Registration Claimed

                      Not applicable.

          ITEM 8      Exhibits

                      Exhibits required by Item 601 of Regulation S-K are incorporated by reference. Refer to Exhibit Index on page 7.

                      4    Hondo Oil & Gas Company 1993 Stock Incentive Plan.

                      5 Opinion of C.B. McDaniel as to the legality of the shares of Common Stock being registered, including consent.

                      23.1 Consent of Ernst & Young.

                      23.2 Consent of Charles B. McDaniel included in his
                           opinion filed as Exhibit 5.

          ITEM 9      Undertakings

          A)  The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

                      (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                      (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                 Provided, however, that paragraphs (A)(1)(a) and (A)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


          B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                        SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roswell, State of New Mexico, on May 26, 1994.

                                        HONDO OIL & GAS COMPANY

                                        By:/s/ J.J. Hoey
                                        -------------------------------------
                                        John J. Hoey
                                        President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                  Signatures                Title                     Date
          ------------------------  ----------------------      ---------------

          /s/ Robert O. Anderson    Chairman of the Board,       May 26, 1994
          Robert O. Anderson        Director

          /s/ I.P. Brownlow         Vice President, Chief        May 26, 1994
          I.P. Brownlow             Financial Officer and
                                    Treasurer

          /s/ J.J. Hoey             President, Chief             May 26, 1994
          J.J. Hoey                 Executive Officer, Director

          /s/ C.B. McDaniel         Secretary, Director          May 26, 1994
          C.B. McDaniel

          /s/ D.G. McNair           Director*                    May 26, 1994
          D.G. McNair

          /s/ John F. Price         Director*                    May 26, 1994
          John F. Price

          /s/ R.W. Rowland          Director                     May 26, 1994
          R.W. Rowland

          /s/ P.G.B. Spicer         Director*                    May 26, 1994
          P.G.B. Spicer

          /s/ Stanton J. Urquhart   Vice President, Controller   May 26, 1994
          Stanton J. Urquhart

          /s/ R.E. Whitten          Director                     May 26, 1994
          R.E. Whitten

          --------------
          * Member of Compensation and Benefits Committee

                                       EXHIBIT INDEX
                                  HONDO OIL & GAS COMPANY
                            REGISTRATION STATEMENT ON FORM S-8

          EXHIBIT                      SUBJECT
          -------                      --------

            4                 Hondo Oil & Gas Company 1993
                              Stock Incentive Plan.


            5                 Opinion of C.B. McDaniel as to
                              the legality of the shares of
                              Common Stock being registered,
                              including consent.


           23.1               Consent of Ernst & Young.


           23.2               Consent of Charles B. McDaniel
                              included in his opinion filed
                              as Exhibits 5.